EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES FIRST QUARTER RESULTS

Strong Year-over-Year Earnings Improvement

Spokane, WA— November 1, 2005 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended October 1, 2005.

For the first quarter of fiscal 2006, Key Tronic reported total revenue of $44.3 million, compared to $48.8 million for the first quarter of fiscal 2005. Net income for the first quarter of fiscal 2006 was $702,000 or $0.07 per diluted share, up 166% from $266,000 or $0.03 per share for the first quarter of fiscal 2005.

“We anticipated a decline in our revenue in the first quarter based upon forecasts from existing customers and new programs have not ramped up rapidly enough to offset the decline,” said Jack Oehlke, President and Chief Executive Officer. “At the same time, our improved production efficiencies have resulted in solid margins and increased year-over-year operating income and earnings. We also strengthened our balance sheet by reducing current liabilities as a result of reducing accounts payable and paying off the remaining portion of the longstanding litigation settlement.”

“In the second quarter, we continue to pursue new programs and stay focused on improving operating efficiencies, controlling costs and maintaining profitability. We remain a strong competitor for winning new EMS business and we are well-positioned to capitalize on the long-term opportunities ahead.”

In the second quarter of fiscal 2006, the Company expects revenue in the range of $42 million to $46 million and earnings between $0.06 and $0.10 per share.

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-218-0204 or +1 303-262-2130. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11040056). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2006. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	First Quarters Ended
	October 1 2005	September 27 2004
Net sales	$44,250	$48,774
Cost of sales	40,398	45,226

Gross profit on sales	3,852	3,548
Operating expenses:
Research, development and engineering	662	705
Selling	568	493
General and administrative	1,652	1,668

	2,882	2,866
Operating income	970	682
Interest expense	261	299

Income before income taxes	709	383
Income tax provision	7	117

Net income	$702	$266

Earnings per share:
Earnings per common share - basic	$0.07	$0.03
Weighted average shares O/S - basic	9,696	9,677
Earnings per common share - diluted	$0.07	$0.03
Weighted average shares O/S - diluted	10,140	9,914

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 1 2005	July 2 2005
ASSETS
Current Assets:
Cash and cash equivalents	$1,865	$1,463
Trade receivables - net	18,925	24,191
Inventories	26,808	29,712
Other	3,179	3,482

Total current assets	50,777	58,848
Property, plant and equipment, net	10,452	10,011
Other Assets:
Restricted cash	2,073	1,158
Real estate	1,693	1,693
Other - net	762	426
Goodwill	765	765

Total other assets	5,293	4,042
Total Assets	$66,522	$72,901

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long term obligations	$710	$735
Accounts payable	18,942	25,475
Accrued compensation and vacation	3,360	5,241
Litigation settlement	—	812
Other	2,257	3,579

Total current liabilities	25,269	35,842
Long-Term Liabilities:
Revolving loan	10,920	7,412
Other	1,952	2,008

Total long-term liabilities	12,872	9,420
Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 9,703 and 9,694 shares	38,466	38,426
Retained deficit	(10,085)	(10,787)

Total shareholders’ equity	28,381	27,639

Total Liabilities and Shareholders’ Equity	$66,522	$72,901